Filed Pursuant to Rule 424(b)(3)

Registration No. 333-173731

AXA Equitable Life Insurance Company (“AXA Equitable”)

MONY Life Insurance Company of America (“MONY America”)

Supplement dated February 22, 2013 to the current variable life and variable annuity prospectuses and supplements to the prospectuses

This Supplement updates certain information in the most recent prospectuses and statements of additional information you received and in any supplements to the prospectuses and statements of additional information (collectively, the “Prospectus”). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Prospectus. As applicable to your contract or policy, please note the following change as described below.

Change to the Multimanager Aggressive Equity Portfolio

Sub-Adviser change

Effective December 12, 2012, Legg Mason Capital Management, LLC no longer serves as a sub-adviser to an allocated portion of the Portfolio. AllianceBernstein L.P., ClearBridge Advisors, LLC, GCIC US Ltd., Marsico Capital Management, LLC, T. Rowe Price Associates, Inc. and Westfield Capital Management, L.P. will remain as sub-advisers to the Portfolio. Accordingly, all references to Legg Mason Capital Management, LLC are hereby deleted from your Prospectus.

AXA Equitable Funds Management Group, LLC will continue to be the investment manager to the Portfolio. Please see “Portfolios of the Trusts” or the “The Funds” in your Prospectus for more information.

Distributed by affiliate AXA Advisors, LLC, and/or for certain contracts co-distributed by affiliate AXA Distributors, LLC,

1290 Avenue of the Americas, New York, NY 10104.

Copyright 2013 AXA Equitable Life Insurance Company. Copyright 2013 MONY Life Insurance Company of America.

All rights reserved.

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

IM-20-13 (2/13)	Cat.#151106 (2/13)
NB/IF (AR)	#457953